SWEARINGEN REALTY GROUP, L.L.C.
COMMERCIAL LEASE AGREEMENT

TABLE OF CONTENTS

EXHIBITS AND ADDENDA. Any exhibit or addendum attached to this Lease is incorporated herein by reference and made a part hereof.

[Check all boxes which apply. Boxes not checked do not apply.]

☐ Exhibit A Survey and/or Legal Description of the Property
X Exhibit B Floor Plan and/or Site Plan

X Addendum A Expense Reimbursement
X Addendum B Renewal Options
☐ Addendum C Right of First Refusal for Additional Space
☐ Addendum D Percentage Rental/Gross Sales Reports
☐ Addendum E Guarantee
X Addendum F Construction of Improvements
☐ Addendum G Rules and Regulations
X Addendum H List of Article 14 "Permitted Materials"

IN CONSIDERATION of the terms, provisions and agreements contained in this Lease, the parties agree as follows:

ARTICLE ONE: DEFINED TERMS. As used in this Commercial Lease Agreement (the "Lease"), the terms set forth in this Article One have the following respective meanings:

1.01. **Effective Date:** The last date beneath the signatures of Landlord and Tenant on page 20 below.

1.02. **Landlord:** **The Tom M. Lacey Family Limited Partnership**
Address: 601 Century Parkway, Allen, Texas 75013
Telephone: 972-649-4949 Fax: 972-649-4959

1.03. **Tenant:** **Applied Signal Technology, Inc.**
Address: 400 West California Avenue, Sunnyvale, CA 94086
Telephone: (408) 749-1888 Fax: (408) 738-1928

1.04. **Demised Premises:** That portion of the building commonly known as the ICBS Building

A. **Street Address:** 601 Century Parkway, Suite 300, Allen, Texas 75013 in Collin County, Texas.

B. **Legal description:** The property on which the Demised Premises is situated (the "Property") is more particularly described as: the northern 32,000 square foot portion of an approximate 102,000 square foot building in the Millennium Business Park, in Block 3, Lot 3R-A, or as described on Exhibit A, SURVEY AND/OR LEGAL DESCRIPTION.

C. **Floor Plan or Site Plan:** Being a floor area of approximately 32,000 square feet and being approximately 183 feet by 175 feet (measured to the exterior of outside walls and to the center of the interior walls) and being more particularly shown in outline form on Exhibit B, FLOOR PLAN AND/OR SITE PLAN.

D. Tenant's pro rata share of the Property is 31.37%. [See **Addendum A, EXPENSE REIMBURSEMENT**, if applicable]

1.05 **Lease Term:** Five (5) years and six (6) months beginning upon completion of the initial Tenant Improvements described in Addendum F of this Lease (the "Commencement Date") and ending sixty-six months thereafter (the "Expiration Date").

1.06. **Base Rent:** Six Hundred Seventy-Nine Thousand Nine Hundred Ninety-nine and 80/100 Dollars ($679,999.80) total Base Rent for the Lease Term payable in monthly installments in advance as set forth in the Base Rent Schedule defined in Section 17.01. (The total amount of Rent is defined in Section 3.01.)

1.07. Percentage Rental Rate: N/A%. [See Addendum D, PERCENTAGE RENTAL/GROSS SALES REPORTS, if applicable]

1.08. **Security Deposit**: $0.00

1.09. **Permitted Use**: General office, production, manufacturing, assembly and testing of electronic and radar equipment, warehousing and storage of related products and equipment, and the periodic testing of radar and electronic equipment on the Property outside and contiguous to the Demised Premises. [See Section 6.01]

1.10. **Party to whom Tenant is to deliver payments under this lease** ***[check one]***: **X** Landlord, ☐Principal Broker, or ☐ Other__________ . Landlord may designate in writing the party authorized to act on behalf of Landlord to enforce this Lease. Any such authorization will remain in effect until it is revoked by Landlord in writing.

1.11. **Principal Broker**: Mark V Commercial, Inc., acting as agent for Landlord exclusively,
Principal Broker's Address: 1320 Village Creek Drive, Suite 200, Plano, Texas 75093
Telephone: 972-250-2550 Fax: 972-250-1015

1.12. **Cooperating Broker**: Swearingen Realty Group, L.L.C., acting as agent for Tenant exclusively,
Cooperating Broker's Address: 5950 Berkshire Lane, Suite 200, Dallas, Texas 75225
Telephone: 214-365-2770 Fax: 214-365-2799

1.13. **Broker Fees**: Tenant represents to Landlord that Tenant has dealt with no real estate broker other than Swearingen Realty Group, LLC with respect to this Lease, and Landlord represents to Tenant that Landlord has dealt with no real estate broker other than Mark V Commercial, Inc. with respect to this Lease. Landlord shall pay any commissions due Brokers based on this Lease pursuant to a separate agreement between Landlord and Brokers. Tenant shall indemnify and defend Landlord against any claims by any other broker or third party for any payment of any kind based on a claim that such party represented Tenant in connection with this Lease. Landlord shall indemnify and defend Tenant against any claims by any other broker or third party for any payment of any kind based on a claim that such party represented Landlord in connection with this Lease.

1.14. **Acceptance**: The number of days for acceptance of this offer is five (5) days. [See Section 16.14]

ARTICLE TWO: LEASE AND LEASE TERM

2.01. **Lease of Demised Premises for Lease Term.** Landlord leases the Demised Premises to Tenant and Tenant leases the Demised Premises from Landlord for the Lease Term stated in Section 1.05. The Commencement Date is the date specified in Section 1.05, unless advanced or delayed under any provision of this Lease.

2.02. **Delay in Commencement.** Landlord shall not be liable to Tenant if Landlord does not deliver possession of the Demised Premises to Tenant upon the full execution of this Lease. Landlord's non-delivery of possession of the Demised Premises to Tenant on the Commencement Date will not affect this Lease or the obligations of Tenant under this Lease. However, the Commencement Date shall be delayed until possession of the Demised Premises is delivered to Tenant. The Lease Term shall be extended for a period equal to the delay in delivery of possession of the Demised Premises to Tenant, plus the number of days necessary for the Lease Term to expire on the last day of a month. If Landlord does not deliver possession of the Demised Premises to Tenant within **fifteen (15)** days after the Commencement Date specified in Section 1.05, Tenant may cancel this Lease by giving written notice to Landlord within ten (10) days after the **15-day** period ends, and in such event, Landlord shall immediately return to Tenant any prepaid Rent or other payments received by Landlord from Tenant. If Tenant gives such notice, this Lease shall be canceled effective as of the date of its execution, and no party shall have any further obligations under this Lease. If Tenant does not give such notice within the time specified, Tenant shall have no right to cancel this Lease, and the Lease Term shall commence upon the delivery of possession of the Demised Premises to Tenant. If delivery of possession of the Demised Premises to Tenant is delayed, Landlord and Tenant shall, upon such delivery, execute an amendment to this Lease setting forth the revised Commencement Date and Expiration Date of the Lease Term.

2.03. **Early Occupancy.** If Tenant occupies the Demised Premises for purposes of conducting its business prior to the Commencement Date, Tenant's occupancy of the Demised Premises shall be subject to all of the provisions of this Lease. Early occupancy of the Demised Premises shall not advance the Expiration Date. Unless otherwise provided herein, Tenant shall not pay Base Rent and all other charges specified in this Lease for the period of early

occupancy. Notwithstanding the foregoing, Tenant shall have the right to enter and take possession of the Demised Premises upon the full execution and delivery of this Lease for purposes of preparing the Plans and Specifications for constructing the initial Tenant Improvements as described in Addendum F of this Lease, installing telephone, electronic and surveillance equipment, and for other related preparations necessary for Tenant's use and occupancy of the Demised Premises.

2.04. Holding Over. Tenant shall vacate the Demised Premises immediately upon the expiration of the Lease Term or earlier termination of this Lease. Tenant shall reimburse Landlord for and indemnify Landlord against all actual and not consequential damages incurred by Landlord as a result of any delay by Tenant in vacating the Demised Premises. If Tenant does not vacate the Demised Premises upon the expiration of the Lease Term or earlier termination of this Lease, Tenant's occupancy of the Demised Premises shall be a day-to-day tenancy, subject to all of the terms of this Lease, except that the Base Rent during the holdover period shall be increased to an amount which is one and one-half (1-1/2) times the Base Rent in effect on the expiration or termination of this Lease, computed on a daily basis for each day of the holdover period, plus all additional sums due under this Lease. This paragraph shall not be construed as Landlord's consent for Tenant to hold over or to extend this Lease.

ARTICLE THREE: RENT AND SECURITY DEPOSIT

3.01. Manner of Payment. All sums payable under this Lease by Tenant (the "Rent") shall be made to the Landlord at the address designated in Section 1.02, unless another person is designated in Section 1.10, or to any other party or address as Landlord may designate in writing. Any and all payments made to a designated third party for the account of the Landlord shall be deemed made to Landlord when received by the designated third party. All sums payable by Tenant under this Lease, whether or not expressly denominated as Rent, shall constitute rent for the purposes of Section 502(b)(6) of the Bankruptcy Code and for all other purposes. The term "Base Rent" is the minimum rent for the Demised Premises and is subject to the terms and conditions contained in this Lease, together with the attached Addenda, if any.

3.02. Time of Payment. Within five business days from the full execution and delivery of this Lease, Tenant shall pay the installment of Base Rent and monthly Reimbursement (as such term is defined in Addendum A of this Lease) for the first six (6) months of the Lease Term in the amount of Ninety One Thousand Nine Hundred Ninety-nine and 98/100 Dollars ($91,999.98) ("Prepaid Rent"). The Base Rent and Reimbursements for months seven (7) through month twelve (12) of the Lease Term shall be waived. On or before the first day of the thirteenth month of the Lease Term, and, on or before the first of each month thereafter, the installment of Base Rent and other sums due under this Lease shall be due and payable, in advance, without offset, deduction or prior demand (see the Rent Schedule provided in Section 17.01). Tenant shall cause payments to be properly mailed or otherwise delivered so as to be actually received by the party identified in 1.10 above on or before the due date (and not merely deposited in the mail). If the Lease Term commences or ends on a day other than the first or last day of a calendar month, the Rent for any fractional calendar month following the Commencement Date or preceding the end of the Lease Term shall be prorated by days.

3.03 Late Charges. Tenant's failure to promptly pay sums due under this Lease may cause Landlord to incur unanticipated costs. The exact amount of those costs is impractical or extremely difficult to ascertain. The costs may include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord by any ground lease or deed of trust encumbering the Demised Premises. Payments due to Landlord under this Lease are not an extension of credit. Therefore, if any payment under the Lease is not actually received on or before the due date (and not merely deposited in the mail), Landlord may, at Landlord's option and to the extent allowed by applicable law, impose a Late Charge on any late payments in an amount equal to one-half of one percent (0.5%) of the amount of the past due payment (the "Late Charge") per day for each day after the due date, until the past due amount in Good Funds is received by Landlord, up to a maximum of ten percent (10%) of the past due amount. A Late Charge may be imposed only once on each past due payment. Any Late Charge will be in addition to Landlord's other remedies for nonpayment of Rent. If any check tendered to Landlord by Tenant under this Lease is dishonored for any reason, Tenant shall pay to the party receiving payments under this Lease a fee of twenty-five dollars ($25.00), plus (at Landlord's option) a Late Charge as provided above until good funds are received by Landlord. The parties agree that any Late Charge and dishonored check fee represent a fair and reasonable estimate of the costs Landlord will incur by reason of the late payment or dishonored check. Payments received from Tenant shall be applied first to any Late Charges, second to Base Rent, and last to other unpaid charges or reimbursements due to Landlord. Notwithstanding the foregoing, Landlord will not impose a Late Charge as to the first or second late payment in any calendar year, unless Tenant fails to pay the late payment to Landlord within five (5) days after the delivery of a written notice from Landlord to Tenant demanding the late payment be paid. However, Landlord may impose a Late Charge without advance notice to Tenant on any subsequent late payment in the same calendar year.

3.04. Prepayment of Rent.
Within five (5) business days from the full execution and delivery of this Lease, Tenant shall prepay Landlord the Base Rent including Reimbursement for the first six (6) months of the Lease Term ("Prepaid Rent"), as provided in Section 3.02 above.

3.05. Good Funds Payments. If, for any reason whatsoever, any two (2) or more payments by check from Tenant to Landlord for Rent are dishonored and returned unpaid, thereafter Landlord may, at Landlord's sole option, upon written notice to Tenant, require that all future payments of Rent for the remaining term of the Lease must be made by cash, certified check, cashier's check, or money order ("Good Funds") and that the delivery of Tenant's personal or corporate check will no longer constitute payment of Rent under this Lease. Any acceptance by Landlord of a payment for Rent by Tenant's personal or corporate check thereafter shall not be construed as a waiver of Landlord's right to insist upon payment by Good Funds as set forth herein.

ARTICLE FOUR: TAXES

4.01. Payment by Landlord. Landlord shall pay the real estate taxes on the Property and/or Demised Premises during the Lease Term.

4.02. Improvements by Tenant. If the real estate taxes levied against the Property and/or Demised Premises for the real estate tax year in which the Lease Term commences are increased as a result of any alterations, additions or improvements made by Tenant or by Landlord at the request of Tenant, Tenant shall pay to Landlord upon demand the amount of the increase and continue to pay the increase during the Lease Term. Landlord shall use reasonable efforts to obtain from the tax assessor or assessors a written statement of the total amount of the increase.

4.03. Joint Assessment. If the real estate taxes are assessed against the Property and/or Demised Premises jointly with other property not constituting a part of the Demised Premises, the real estate taxes applicable to the Demised Premises shall be equal to the amount bearing the same proportion to the aggregate assessment that the total square feet of building area in the Demised Premises bears to the total square feet of building area included in the joint assessment.

4.04. Personal Property Taxes. Tenant shall pay all taxes assessed against trade fixtures, furnishings, equipment, inventory, products, or any other personal property belonging to Tenant. Tenant shall use reasonable efforts to have Tenant's property taxed separately from the Demised Premises. If any of Tenant's property is taxed with the Demised Premises, Tenant shall pay the taxes for its property to Landlord within fifteen (15) days after Tenant receives a written statement from Landlord for the property taxes.

ARTICLE FIVE: INSURANCE AND INDEMNITY

5.01. Casualty Insurance. During the Lease Term, Landlord shall maintain policies of insurance covering loss of or damage to the Demised Premises in an amount or percentage of replacement value as Landlord deems reasonable in relation to the age, location, type of construction and physical condition of the Demised Premises and the availability of insurance at reasonable rates. The policies shall provide protection against all perils included within the classification of fire and extended coverage and any other perils which Landlord deems necessary. Landlord may, at Landlord's option, obtain insurance coverage for Tenant's fixtures, equipment or building improvements installed by Tenant in or on the Demised Premises. Tenant shall, at Tenant's expense, maintain insurance on its fixtures, equipment and building improvements as Tenant deems necessary to protect Tenant's interest. Tenant shall not do or permit to be done anything which invalidates any insurance policies. Any casualty insurance carried by Landlord or Tenant shall be for the sole benefit of the party carrying the insurance and under its sole control.

5.02. Increase in Premiums. Tenant shall not permit any operation or activity to be conducted, or storage or use of any volatile or any other materials, on or about the Demised Premises that would cause suspension or cancellation of any fire and extended coverage insurance policy carried by Landlord, or increase the premiums therefor, without the prior written consent of Landlord. If Tenant's use and occupancy of the Demised Premises causes an increase in the premiums for any fire and extended coverage insurance policy carried by Landlord, Tenant shall pay to Landlord, as additional rental, the amount of the increase within ten (10) days after demand and presentation by Landlord of written evidence of the increase.

5.03. Liability Insurance. During the Lease Term, Tenant shall maintain a commercial general liability policy of insurance, at Tenant's expense, insuring Landlord against liability arising out of the ownership, use, occupancy, or maintenance of the Demised Premises. The initial amounts of the insurance must be at least: $1,000,000 for Each Occurrence; $2,000,000 General Aggregate per policy year; $100,000 Property Damage for the Demised Premises, and $10,000 Medical Expense; plus a $5,000,000 commercial general liability umbrella; and shall be subject to

periodic increases based upon economic factors as Landlord may determine, in Landlord's discretion, exercised in good faith. However, the amounts of the insurance shall not limit Tenant's liability nor relieve Tenant of any obligation under this Lease. The policies must contain cross-liability endorsements, if applicable, and must insure Tenant's performance of the indemnity provisions of Section 5.04. The policies must contain a provision which prohibits cancellation or material modification of the policy except upon thirty (30) days' prior written notice to Landlord. Tenant may discharge Tenant's obligations under this Section by naming Landlord as an additional insured under a comprehensive policy of commercial general liability insurance maintained by Tenant and containing the coverage and provisions described in this Section. Tenant shall deliver a copy of the policy or certificate to Landlord prior to Tenant's commencement of the initial Tenant Improvements described in Addendum F of this Lease. Tenant shall thereafter during the Lease Term deliver a copy of the policy or certificate (or a renewal) to Landlord within thirty (30) days prior to the expiration of the policy. If Tenant fails to maintain the policy, Landlord may elect to maintain the insurance at Tenant's expense. Tenant may, at Tenant's expense, maintain other liability insurance as Tenant deems necessary.

5.04. Indemnity. Landlord shall not be liable to Tenant or to Tenant's employees, agents, invitees or visitors, or to any other person, for any injury to persons or damage to property on or about the Demised Premises or any adjacent area owned by Landlord caused by the negligence or misconduct of Tenant, Tenant's employees, subtenants, agents, licensees or concessionaires or any other person entering the Demised Premises under express or implied invitation of Tenant, or arising out of the use of the Demised Premises by Tenant and the conduct of Tenant's business, or arising out of any breach or default by Tenant in the performance of Tenant's obligations under this Lease; and Tenant hereby agrees to indemnify and hold Landlord harmless from any loss, expense or claims arising out of such damage or injury. Tenant shall not be liable for any injury or damage caused by the negligence or misconduct of Landlord, or Landlord's employees or agents, and Landlord agrees to indemnify and hold Tenant harmless from any loss, expense or damage arising out of such damage or injury.

5.05. Comparative Negligence. Tenant and Landlord hereby unconditionally and irrevocably agree to indemnify, defend and hold each other and their officers, agents, directors, subsidiaries, partners, employees, licensees and counsel harmless, to the extent of each party's comparative negligence, if any, from and against any and all loss, liability, demand, damage, judgment, suit, claim, deficiency, interest, fee, charge, cost or expense (including, without limitation, interest, court costs and penalties, reasonable attorney's fees and disbursements and amounts paid in settlement, or liabilities resulting from any change in federal, state or local law or regulation or interpretation of this Lease) of whatever nature, on a comparative negligence basis, even when caused in part by Landlord's or Tenant's negligence or the joint or concurring negligence of Landlord, Tenant, and any other person or entity, which may result or to which Landlord or Tenant and/or any of their officers, agents, directors, employees, subsidiaries, partners, licensees and counsel may sustain, suffer, inour or become subject to in connection with or arising in any way whatsoever out of the leasing, operation, promotion, management, maintenance, repair, use or occupation of the Demised Premises, or any other activity of whatever nature in connection therewith, or arising out of or by reason of any investigation, litigation or other proceedings brought or threatened, arising out of or based upon the leasing, operation, promotion, management, maintenance, repair, use or occupancy of the Demised Premises, or any other activity on the Demised Premises. This provision shall survive the expiration or termination of this Lease.

5.06. Waiver of Subrogation. Each party to this Lease waives any and every claim which arises or may arise in its favor against the other party during the term of this Lease or any renewal or extension of this Lease for any and all loss of, or damage to, any of its property located within or upon, or constituting a part of, the Demised Premises, which loss or damage is covered by valid and collectible fire and extended coverage insurance policies, to the extent that such loss or damage is recoverable under such insurance policies. These mutual waivers shall be in addition to, and not in limitation or derogation of, any other waiver or release contained in this Lease with respect to any loss of, or damage to, property of the parties. Inasmuch as these mutual waivers will preclude the assignment of any or said claim by way of subrogation or otherwise to an insurance company (or any other person), each party hereby agrees to give immediately to each insurance company (which has issued to such party policies of fire and extended coverage insurance) written notice of the terms of such mutual waivers, and to cause such policies to be properly endorsed to prevent the invalidation of the insurance coverage by reason of these waivers.

ARTICLE SIX: USE OF DEMISED PREMISES

6.01. Permitted Use. Tenant may use the Demised Premises only for the Permitted Use stated in Section 1.09. The parties to this Lease acknowledge that the current use of the Demised Premises or the improvements located on the Demised Premises, or both, may or may not conform to the city zoning ordinance with respect to the permitted use, height, setback requirements, minimum parking requirements, coverage ratio of improvements to total area of land, and other matters which may have a significant economic impact upon the Tenant's intended use of the Demised Premises. Tenant acknowledges that Tenant has or will independently investigate and verify to Tenant's satisfaction the extent of any limitations or non-conforming uses of the Demised Premises. Tenant further acknowledges that Tenant is not relying upon any warranties or representations of Landlord or the Brokers who are participating in the negotiation of this Lease concerning the Permitted Use of the Demised Premises, or with respect to any uses of the improvements located on the Demised Premises.

6.02. Compliance with Law. Tenant shall comply with all governmental laws, ordinances and regulations applicable to the use of the Demised Premises, and shall promptly comply with all governmental orders and directives for the correction, prevention and abatement of nuisances and other activities in or upon, or connected with the Demised Premises, all at Tenant's sole expense, including any expense or cost resulting from the construction or installation of fixtures and improvements or other accommodations for handicapped or disabled persons required for compliance with governmental laws and regulations, including but not limited to the Texas Architectural Barriers Act (Article 9102 and any successor statute) and the Americans with Disabilities Act (the "ADA"). To the extent any alterations to the Demised Premises are required by the ADA or other applicable laws or regulations, Tenant shall bear the expense of the alterations. To the extent any alterations to areas of the Property outside the Demised Premises are required by Title III of the ADA or other applicable laws or regulations (for "path of travel" requirements or otherwise), Landlord shall bear the expense of the alterations. Upon the full execution and delivery of this Lease, Tenant shall diligently pursue obtaining the necessary permit(s) from the appropriate governing authority to allow for the installation of Tenant's antenna and communication equipment that is described in Section 17.02. In the event Tenant is unable to obtain such necessary permits within forty-five (45) days from the full execution of this Lease, Tenant shall have the right and option to terminate this Lease by providing Landlord written notice thereof within five (5) days following the forty-five day period, whereupon, Landlord shall promptly return to Tenant any prepaid Rent or other payments received by Landlord from Tenant.

6.03. Certificate of Occupancy. If required, Tenant shall obtain a Certificate of Occupancy from the municipality in which the Property is located prior to occupancy of the Demised Premises. Tenant may apply for a Certificate of Occupancy prior to the Commencement Date and, if Tenant is unable to obtain a Certificate of Occupancy, Tenant shall have the right to terminate this Lease by written notice to Landlord if Landlord or Tenant is unwilling or unable to cure the defects which prevented the issuance of the Certificate of occupation. Landlord may, but has no obligation to, cure any such defects, including any repairs, installations, or replacements of any items which are not presently existing on the Demised Premises, or which have not been expressly agreed upon by Landlord in writing.

6.04. Signs. Without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed, Tenant may not place any signs, ornaments or other objects upon the Demised Premises or on the Property, including but not limited to the roof or exterior of the building or other improvements on the Property, or paint or otherwise decorate or deface the exterior of the building. Any signs installed by Tenant must conform with applicable laws, deed restrictions on the Property, and other applicable requirements. Tenant must remove all signs, decorations and ornaments at the expiration or termination of this Lease and must repair any damage and close any holes caused by the removal.

6.05. Utility Services. Tenant shall pay the cost of all utility services, including but not limited to initial connection charges, all charges for gas, water, sewerage, storm water disposal, communications and electricity used on the Demised Premises, and for replacing all electric lights, lamps and tubes.

6.06. Landlord's Access. Landlord and Landlord's agents shall have the right, during normal business hours and upon reasonable advance notice, and without unreasonably interfering with Tenant's business, to enter the Demised Premises: (a) to inspect the general condition and state of repair of the Demised Premises, (b) to make repairs required or permitted under this Lease, (c) to show the Demised Premises or the Property to any prospective purchaser or mortgagee, and (d) for any other reasonable purpose. During the last six (6) months of the Lease Term, Landlord shall have the right to show the Demised Premises to prospective tenants. Notwithstanding the foregoing in this Section 6.06, for purposes of security specific to Tenant's use and occupancy of the Demised Premises, Landlord and Landlord's agents and invitees shall at all times be escorted by a representative of Tenant and Landlord acknowledges that certain areas of the Demised Premises may be unavailable for inspection or viewing. If Tenant changes the locks on the Demised Premises, Tenant must provide Landlord with a copy of each separate key. During the final one hundred fifty (150) days of the Lease Term, Landlord and Landlord's agents may erect and maintain on or about the Demised Premises signs advertising the Demised Premises for lease or for sale.

6.07. Possession. If Tenant pays the Rent, properly maintains the Demised Premises, and complies with all other terms of this Lease, Tenant may occupy and enjoy the Demised Premises for the full Lease Term, subject to the provisions of this Lease.

6.08. Exemptions from Liability. Landlord shall not be liable for any damage or injury to the persons, business (or any loss of income), goods, inventory, furnishings, fixtures, equipment, merchandise or other property of Tenant, Tenant's employees, invitees, customers or any other person in or about the Demised Premises, whether the damage or injury is caused by or results from: (a) fire, steam, electricity, water, gas or wind; (b) the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures or any other cause; (c) conditions arising on or about the Demised Premises or upon other portions of any building of which the Demised Premises is a part, or from other sources or places; or (d) any act or omission of any other tenant of any building on the Property. Landlord shall not be liable for any damage or injury even though the

cause of or the means of repairing the damage or injury are not accessible to Tenant. The provisions of this Section 6.08 shall not, however, exempt Landlord from liability for Landlord's gross negligence or willful misconduct.

ARTICLE SEVEN: PROPERTY CONDITION, MAINTENANCE, REPAIRS AND ALTERATIONS

7.01. Property Condition. Except as disclosed in writing by Landlord to Tenant contemporaneously with the execution of this Lease, to the best of Landlord's actual knowledge the Demised Premises has no known latent structural defects, construction defects of a material nature, and to the best of Landlord's actual knowledge none of the improvements has been constructed with materials known to be a potential health hazard to occupants of the Demised Premises. Tenant acknowledges that neither the Principal Broker nor any Cooperating Broker has made any warranty or representation to Tenant with respect to the condition of the Demised Premises, and that Tenant is relying exclusively upon Tenant's own investigations and the representations of Landlord, if any, with respect to the condition of the Demised Premises. Landlord and Tenant agree to hold the Brokers harmless of and from any and all damages, claims, costs and expenses of every kind and character resulting from or related to Landlord's furnishing to the Brokers any false, incorrect or inaccurate information with respect to the Demised Premises, or Landlord's concealing any material information with respect to the condition of the Demised Premises. Other than as expressly set forth in this Lease, Landlord represents that on the Commencement Date (and for a period of thirty (30) days thereafter) the building fixtures and equipment, plumbing and plumbing fixtures, electrical and lighting system, any fire protection sprinkler system, ventilating equipment, heating system, air conditioning equipment, roof, skylights, doors, overhead doors, windows, dock levelers, elevators, and the interior of the Demised Premises in general are in good operating condition. Tenant shall have a period of thirty (30) days following the Commencement Date in which to inspect the Demised Premises and to notify Landlord in writing of any defects and maintenance, repairs or replacements required to the above named equipment, fixtures, systems and interior. Within a reasonable period of time after the timely receipt of any such written notice from Tenant, Landlord shall, at Landlord's expense, correct the defects and perform the maintenance, repairs and replacements.

7.02. Acceptance of Demised Premises. Subject to the provisions in Section 7.01, Tenant acknowledges that Tenant: (a) will complete a full inspection of the Demised Premises and adjacent common areas within two (2) weeks after the full execution of this Lease, (b) Landlord has fully and adequately disclosed the existence of any defects which would interfere with Tenant's use of the Demised Premises for their intended commercial purpose, and (c) as a result of such inspection and disclosure, Tenant has taken possession of the Demised Premises and accepts the Demised Premises in its "As Is" condition. In the event Tenant discovers during its inspection as provided in (a) above the existence of asbestos or other hazardous materials, Tenant shall promptly notify Landlord and Landlord shall within thirty (30) days either (i) commence remediation and diligently pursue such remediation to completion or (ii) terminate this Lease whereupon Landlord shall immediately return to Tenant any prepaid Rent or other payments received by Landlord from Tenant. Notwithstanding the terms of the previous sentence, if it is determined that remediation will require more than ninety (90) days to complete, then Tenant, at Tenant's option, shall have the right to terminate this Lease whereupon Landlord shall immediately return to Tenant any prepaid Rent or other payments received by Landlord from Tenant.

7.03. Maintenance and Repair. Except as otherwise provided in this Lease, Landlord shall be under no obligation to perform any repair, maintenance or management service in the Demised Premises or adjacent common areas. Tenant shall be fully responsible, at its expense, for all repair, maintenance and management services other than those which are expressly assumed by Landlord.

A. Landlord's Obligation.

(1) Subject to the provisions of Article Eight (Damage or Destruction) and Article Nine (Condemnation) and except for damage cause by any act or omission of Tenant, Landlord shall keep the roof, skylights, foundation, structural components and the structural portions of exterior walls of the Demised Premises in good order, condition and repair. Landlord shall not be obligated to maintain or repair windows, doors, overhead doors, plate glass or the surfaces of walls. In addition, Landlord shall not be obligated to make any repairs under this Section until a reasonable time after receipt of written notice from Tenant of the need for repairs. If any repairs are required to be made by Landlord, Tenant shall, at Tenant's sole cost and expense, promptly remove Tenant's furnishings, fixtures, inventory, equipment and other property, to the extent required to enable Landlord to make repairs. Landlord's liability under this Section shall be limited to the cost of those repairs or corrections. Tenant waives the benefit of any present or future law which might give Tenant the right to repair the Demised Premises at Landlord's expense or to terminate the Lease because of the condition.

(2) All repair, maintenance, management and other services to be performed by Landlord or Landlord's agents involve the exercise of professional judgment by service providers, and Tenant expressly waives any claims for breach of warranty arising from the performance of those services.

B. Tenant's Obligation.

(1) Subject to the provisions of Section 7.01, Section 7.03.A, Article Eight (Damage or Destruction) and Article Nine (Condemnation), Tenant shall, at all times, keep all other portions of the Demised Premises in good order, condition and repair, ordinary wear and tear excepted, including but not limited to maintenance, repairs and all necessary replacements of the windows, plate glass, doors, overhead doors, heating system, ventilating equipment, air conditioning equipment, electrical and lighting systems, fire protection sprinkler system, dock levelers, elevators, interior and exterior plumbing, the interior of the Demised Premises in general, pest control and extermination, down spouts, gutters, paving, railroad siding, care of landscaping and regular mowing of grass, and including the exterior of the Demised Premises. In addition, Tenant shall, at Tenant's expense, repair any damage to any portion of the Property, including the roof, skylights, foundation, or structural components and exterior walls of the Demised Premises, caused by Tenant's acts or omissions. If Tenant fails to maintain and repair the Property and Demised Premises as required by this Section, Landlord may, on ten (10) days' prior written notice, enter the Demised Premises and perform the maintenance or repair on behalf of Tenant, except that no notice is required in case of emergency, and Tenant shall reimburse Landlord immediately upon demand for all costs incurred in performing the maintenance or repair, plus a reasonable service charge.

(2) **HVAC Service.** Tenant shall, at Tenant's own cost and expense, enter into a regularly scheduled preventative maintenance and service contract for all refrigeration, heating, ventilating, and air conditioning systems and equipment within the Demised Premises during the Lease Term. If Tenant fails to enter into such a service contract acceptable to Landlord, Landlord may do so on Tenant's behalf and Tenant agrees to pay Landlord the cost and expense thereof, plus a reasonable service charge, regularly upon demand.

7.04. Alterations, Additions and Improvements. Tenant shall not create any openings in the roof or exterior walls, or make any alterations, additions or improvements to the Demised Premises without the prior written consent of Landlord. Consent for non-structural alterations, additions or improvements shall not be unreasonably withheld or delayed by Landlord. All alterations, additions or improvements made to the Demised Premises by or on behalf of Tenant, shall become the Landlord's property, unless Landlord notifies Tenant in writing at the time Landlord's consent is required that specific alterations, additions or improvements must be removed by Tenant upon the expiration of this Lease. Tenant may erect or install trade fixtures, shelves, bins, machinery, heating, ventilating and air conditioning equipment, provided that Tenant complies with all applicable governmental laws, ordinances, codes, and regulations. At the expiration or termination of this Lease, Tenant shall, subject to the restrictions of Section 7.05 below, have the right to remove items installed by Tenant, provided Tenant is not in default at the time of the removal and provided further that Tenant shall, at the time of removal of the items, repair in a good and workmanlike manner any damage caused by the installation or removal. Tenant shall pay for all costs incurred or arising out of alterations, additions or improvements in or to the Demised Premises and shall not permit any mechanic's or material man's lien to be filed against the Demised Premises or the Property. Upon request by Landlord, Tenant shall deliver to Landlord proof of payment reasonably satisfactory to Landlord of all costs incurred or arising out of any alterations, additions or improvements.

7.05. Condition upon Termination. Upon the expiration or termination of this Lease, Tenant shall surrender the Demised Premises to Landlord broom clean, except for ordinary wear and tear which Tenant is not otherwise obligated to remedy under any provision of this Lease. Tenant shall not be obligated to repair any damage which Landlord is required to repair under Article Seven (Property Condition) or Article Eight (Damage or Destruction). Prior to the expiration or termination of this Lease, Tenant shall remove those alterations, additions or improvements specified by Landlord in writing pursuant to Section 7.04 and any other alterations, additions or improvements made by Tenant without Landlord's consent and restore the Demised Premises to its prior condition. All alterations, additions and improvements which Landlord has not required Tenant to remove shall become Landlord's property and shall be surrendered to Landlord upon the expiration or termination of this Lease. In no event, however, shall Tenant remove any of the following materials or equipment without Landlord's prior written consent: (i) electrical wiring or power panels; (ii) lighting or lighting fixtures; (iii) wall coverings, drapes, blinds or other window coverings; (iv) carpets or other floor coverings; (v) heating, ventilating, or air conditioning equipment; (vi) fencing or security gates; or (vii) any other fixtures, equipment or items which, if removed, would affect the operation or the appearance of the Property.

ARTICLE EIGHT: DAMAGE OR DESTRUCTION

8.01. Notice. If any buildings or other improvements situated on the Property are damaged or destroyed by fire, flood, windstorm, tornado or other casualty, Tenant shall immediately give written notice of the damage or destruction to Landlord.

8.02. Partial Damage. If the building or other improvements situated on the Demised Premises are damaged by fire, tornado, or other casualty but not to such an extent that rebuilding or repairs cannot reasonably be completed within one hundred twenty (120) days from the date Landlord receives written notification by Tenant of the occurrence of the damage, this Lease shall not terminate, but Landlord shall proceed with reasonable diligence to rebuild or repair the building and other improvements on the Demised Premises (other than leasehold improvements made by Tenant or any assignee, subtenant or other occupant of the Demised Premises) to substantially the condition in which they existed prior to the damage. If the casualty occurs during the final eighteen (18) months of the Lease Term, Landlord shall not be required to rebuild or repair the damage unless Tenant exercises Tenant's renewal option (if any) within fifteen (15) days after the date of receipt by Landlord of the notification of the occurrence of the damage. If Tenant does not exercise its renewal option, or if there is no renewal option contained in this Lease, Landlord may, at Landlord's option, terminate this Lease by promptly delivering a written termination notice to Tenant, in which event the Rent shall be abated for the unexpired portion of the Lease Term, effective from the date of receipt by Landlord of the written notification of the damage. To the extent the Demised Premises cannot be occupied (in whole or in part) following the casualty, the Rent payable under this Lease during the period in which the Demised Premises cannot be fully occupied shall be adjusted equitably.

8.03. Substantial or Total Destruction. If the building or other improvements situated on the Demised Premises are substantially or totally destroyed by fire, tornado, or other casualty, or so damaged that rebuilding or repairs cannot reasonably be completed within one hundred twenty (120) days from the date Landlord receives written notification by Tenant of the occurrence of the damage, either Landlord or Tenant may terminate this Lease by promptly delivering a written termination notice to the other party, in which event the monthly installments of Rent shall be abated for the unexpired portion of the Lease Term, effective from the date of the damage or destruction. If neither party promptly terminates this Lease, Landlord shall proceed with reasonable diligence to rebuild and repair the building and other improvements (except that Tenant shall rebuild and repair Tenant's fixtures and improvements in the Demised Premises). To the extent the Demised Premises cannot be occupied (in whole or in part) following the casualty, the Rent payable under this Lease during the period in which the Demised Premises cannot be fully occupied shall be adjusted equitably.

ARTICLE NINE: CONDEMNATION

If, during the Lease Term or any extension thereof, all or a substantial part of the Demised Premises are taken for any public or quasi-public use under any governmental law, ordinance or regulation or by right of eminent domain, or are conveyed to the condemning authority under threat of condemnation, this Lease shall terminate and the monthly installments of Rent shall be abated during the unexpired portion of the Lease Term, effective from the date of the taking. If less than a substantial part of the Demised Premises is taken for public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain, or is conveyed to the condemning authority under threat of condemnation, Landlord, at its option, may by written notice terminate this Lease. If Landlord does not terminate this Lease, Landlord shall promptly, at Landlord's expense, restore and reconstruct the buildings and improvements (other than leasehold improvements made by Tenant or any assignee, subtenant or other occupant of the Demised Premises) situated on the Demised Premises in order to make the same reasonably tenantable and suitable for the use for which the Demised Premises is leased as defined in Section 6.01. The monthly installments of Rent payable under this Lease during the unexpired portion of the Lease Term shall be adjusted equitably. Landlord and Tenant shall each be entitled to receive and retain such separate awards and portions of lump sum awards as may be allocated to their respective interests in any condemnation proceeding. The termination of this Lease shall not affect the rights of the parties to such awards.

ARTICLE TEN: ASSIGNMENT AND SUBLETTING

Tenant shall not, without the prior written consent of Landlord, such consent to not be unreasonably withheld or delayed, assign this Lease or sublet the Demised Premises or any portion thereof. Any assignment or subletting shall be expressly subject to all terms and provisions of this Lease, including the provisions of Section 6.01 pertaining to the use of the Demised Premises. In the event of any assignment or subletting, Tenant shall remain fully liable for the full performance of all Tenant's obligations under this Lease. Tenant shall not assign its rights under this Lease or sublet the Demised Premises without first obtaining a written agreement from the assignee or sublessee whereby the assignee or sublessee agrees to assume the obligations of Tenant under this Lease and to be bound by the terms of this Lease. If an event of default occurs while the Demised Premises is assigned or sublet, Landlord may, at Landlord's option, in addition to any other remedies provided in this Lease or by law, collect directly from the assignee or subtenant all rents becoming due under the terms of the assignment or subletting and apply the rent against any sums due to Landlord under this Lease. No direct collection by Landlord from any assignee or subtenant will release Tenant from Tenant's obligations under this Lease.

ARTICLE ELEVEN: DEFAULT AND REMEDIES

11.01. Default. Each of the following events is an event of default under this Lease:

A. Failure of Tenant to pay any Rent when due and such failure continues for ten (10) days after Tenant's receipt of written notice from Landlord of such failure; provided, however, Landlord shall not be obligated to provide such notice to Tenant more than two times during any twelve (12) consecutive month period and thereafter, during such 12-month period, Tenant shall be deemed to be in default upon the failure to pay any Rent within five (5) days after the due date without any further notice from Landlord. This clause shall not be construed to permit or allow a delay in paying Rent beyond the due date and shall not affect Landlord's right to impose a Late Charge as permitted in Section 3.03.

B. Failure of Tenant to comply with any term, condition or covenant of this Lease, other than the payment of Rent or other sum of money, and the continuance of that failure for a period of thirty (30) days after Landlord delivers written notice of the failure to Tenant;

C. Failure of Tenant or any guarantor of Tenant's obligations under this Lease to pay its debts as they become due or an admission in writing of inability to pay its debts, or the making of a general assignment for the benefit of creditors;

D. The commencement by Tenant or any guarantor of Tenant's obligations under this Lease of any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property; and

E. The commencement of any case, proceeding or other action against Tenant or any guarantor of Tenant's obligations under this Lease seeking to have an order for relief entered against it as debtor, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and Tenant or any guarantor: (i) fails to obtain a dismissal of such case, proceeding, or other action within sixty (60) days of its commencement; or (ii) converts the case from one chapter of the Federal Bankruptcy Code to another chapter; or (iii) is the subject of an order of relief which is not fully stayed within seven (7) business days after the entry thereof.

11.02. Remedies. Upon the occurrence of any of the events of default listed in Section 11.01, Landlord shall have the option to pursue any one or more of the following remedies without any prior notice or demand.

A. Terminate this Lease, in which event Tenant shall immediately surrender the Demised Premises to Landlord. If Tenant fails to so surrender the Demised Premises, Landlord may, without prejudice to any other remedy which it may have for possession of the Demised Premises or Rent in arrears, enter upon and take possession of the Demised Premises and expel or remove Tenant and any other person who may be occupying the Demised Premises or any part thereof, by force if necessary, without being liable for prosecution or any claim for damages. Tenant shall pay to Landlord on demand the amount of all loss and damage which Landlord may suffer by reason of the termination, whether through inability to re-let the Demised Premises on satisfactory terms or otherwise.

B. Enter upon and take possession of the Demised Premises, by force if necessary, without terminating this Lease and without being liable for prosecution or for any claim for damages, and expel or remove Tenant and any other person who may be occupying the Demised Premises or any part thereof. Landlord may re-let the Demised Premises and receive the rent therefor. Tenant agrees to pay to Landlord monthly or on demand from time to time any deficiency that may arise by reason of any such re-letting. In determining the amount of the deficiency, the professional service fees, attorneys' fees, court costs, remodeling expenses and other costs of re-letting shall be subtracted from the amount of rent received under the re-letting.

C. Enter upon the Demised Premises, by force if necessary, without terminating this Lease and without being liable for prosecution or for any claim for damages, and do whatever Tenant is obligated to do under the terms of this Lease. Tenant agrees to pay Landlord on demand for expenses which Landlord may incur in thus effecting compliance with Tenant's obligations under this Lease, together with interest thereon at the rate of twelve percent (12%) per annum from the date expended until paid. Landlord shall not be liable for any damages resulting to Tenant from such action, whether caused by negligence of Landlord or otherwise.

D. Only in the event of a monetary default pursuant to the conditions described in Section 11.01 A above, Landlord may accelerate and declare the Rent for the entire Lease Term, and all other amounts due under this Lease, at once due and payable, and proceed by attachment, suit or otherwise, to collect all amounts in the same

manner as if all such amounts due or to become due during the entire Lease Term were payable in advance by the terms of this Lease, and neither the enforcement or collection by Landlord of such amounts nor the payment by Tenant of such amounts shall constitute a waiver by Landlord of any breach, existing or in the future, of any of the terms or provisions of this Lease by Tenant or a waiver of any rights or remedies which the Landlord may have with respect to any such breach.

E. In addition to the foregoing remedies, Landlord may change or modify the locks on the Demised Premises if Tenant fails to pay the Rent when due. Landlord will not be obligated to provide another key to Tenant or allow Tenant to regain entry to the Demised Premises unless and until Tenant pays Landlord all Rent that is delinquent. Tenant agrees that Landlord will not be liable for any damages resulting to the Tenant from the lockout. When Landlord changes or modifies the locks, Landlord or Landlord's agent shall post a written notice in accordance with Section 93.002 of the Texas Property Code, or its successor statue. Tenant may be subject to legal liability if Tenant or Tenant's representative tampers with any lock after the locks have been changed or modified by Landlord.

F. No re-entry or taking possession of the Demised Premises by Landlord shall be construed as an election to terminate this Lease, unless a written notice of that intention is given to Tenant. Notwithstanding any such re-letting or re-entry or taking possession, Landlord may, at any time thereafter, elect to terminate this Lease for a previous default. Pursuit of any of the foregoing remedies shall not preclude pursuit of any other remedies provided by law, nor shall pursuit of any remedy provided in this Lease constitute a forfeiture or waiver of any monthly installment of Rent due to Landlord under this Lease or of any damages accruing to Landlord by reason of the violation of any of the terms, provisions and covenants contained in this Lease. Failure of Landlord to declare any default immediately upon its occurrence, or failure to enforce one or more of Landlord's remedies, or forbearance by Landlord to enforce one or more of Landlord's remedies upon an event of default shall not be deemed or construed to constitute a waiver of default or waiver of any violation or breach of the terms of this Lease. Pursuit of any one of the above remedies shall not preclude pursuit by Landlord of any of the other remedies provided in this Lease. The loss or damage that Landlord may suffer by reason of termination of this Lease or the deficiency from any re-letting as provided for above shall include the expense of repossession and any repairs or remodeling undertaken by Landlord following possession. If Landlord terminates this Lease at any time for any default, in addition to other Landlord's remedies, Landlord may recover from Tenant all damages Landlord may incur by reason of the default, including the cost of recovering the Demised Premises and the Rent then remaining unpaid.

11.03. Notice of Default. Tenant shall give written notice of any failure by Landlord to perform any of Landlord's obligations under this Lease to Landlord and to any ground lessor, mortgagee or beneficiary under any deed of trust encumbering the Demised Premises whose name and address have been furnished to Tenant in writing. Landlord shall not be in default under this Lease unless Landlord (or such ground lessor, mortgagee or beneficiary) fails to cure the nonperformance within thirty (30) days after receipt of Tenant's notice. However, if the nonperformance reasonably requires more than thirty (30) days to cure, Landlord shall not be in default if the cure is commenced within the 30-day period and is thereafter diligently pursued to completion.

11.04. Limitation of Landlord's Liability. As used in this Lease, the term "Landlord" means only the current owner or owners of the fee title to the Demised Premises or the leasehold estate under a ground lease of the Demised Premises at the time in question. Each Landlord is obligated to perform the obligations of Landlord under this Lease only during the time such Landlord owns such interest or title. Any Landlord who transfers its title or interest is relieved of all liability with respect to the obligations of Landlord under this Lease accruing on or after the date of transfer, and Tenant agrees to recognize the transferee as Landlord under this Lease. However, each Landlord shall deliver to its transferee the Prepaid Rent held by Landlord if such Prepaid Rent has not then been applied under the terms of this Lease.

ARTICLE TWELVE: LANDLORD'S CONTRACTUAL LIEN

In addition to the statutory Landlord's lien, Tenant hereby grants to Landlord a security interest to secure payment of all Rent and other sums of money becoming due under this Lease from Tenant, upon all inventory, goods, wares, equipment, fixtures, furniture and all other personal property of Tenant situated in or upon the Demised Premises, together with the proceeds from the sale or lease thereof. Tenant may not remove such property without the consent of Landlord until all Rent in arrears and other sums of money then due to Landlord under this Lease have first been paid and discharged. Upon the occurrence of an event of default, Landlord may, in addition to any other remedies provided in this Lease or by law, enter upon the Demised Premises and take possession of any and all goods, wares, equipment, fixtures, furniture and other personal property of Tenant situated on the Demised Premises without liability for trespass or conversion, and sell the property at public or private sale, with or without having the property at the sale, after giving Tenant reasonable notice of the time and place of any such sale. Unless otherwise required by law, notice to Tenant of the sale shall be deemed sufficient if given in the manner prescribed in this Lease at least ten (10) days before the time of the sale. Any public sale made under this Article shall be deemed to have been conducted in a commercially reasonable manner if held on the Demised Premises or where the property is located, after the time, place and method of sale and a general description of the types of property to be sold have been advertised in a daily

newspaper published in the county where the Demised Premises is located for five (5) consecutive days before the date of the sale. Landlord or its assigns may purchase at a public sale and, unless prohibited by law, at a private sale. The proceeds from any disposition dealt with in this Article, less any and all expenses connected with the taking of possession, holding and selling of the property (including reasonable attorneys' fees and legal expenses), shall be applied as a credit against the indebtedness secured by the security interest granted herein. Any surplus shall be paid to Tenant or as otherwise required by law, and Tenant shall promptly pay any deficiencies. Upon request by Landlord, Tenant agrees to execute and deliver to Landlord a Financing Statement in a form sufficient to perfect the security interest of Landlord in the aforementioned property and proceeds thereof under the provisions of the Business and Commerce Code in force in the State of Texas. The statutory lien for rent is expressly reserved; the security interest herein granted is in addition and supplementary thereto. Provided Tenant is not in default under any of the terms of this Lease, upon written request by Tenant, Landlord shall deliver a written subordination of Landlord's statutory and contractual liens to any government owned property within the Demised Premises, and any liens and security interests securing any institutional third party financing of Tenant. Landlord shall not unreasonably withhold or delay the delivery of Landlord's written subordination.

ARTICLE THIRTEEN: PROTECTION OF LENDERS

13.01. Subordination and Attornment. Landlord shall have the right to subordinate this Lease to any future ground Lease, deed of trust or mortgage encumbering the Demised Premises, and advances made on the security thereof and any renewals, modifications, consolidations, replacements or extensions thereof, whenever made or recorded. Landlord's right to obtain such a subordination is subject to Landlord's providing Tenant with a written Subordination, Non-disturbance and Attornment Agreement from the ground lessor, beneficiary or mortgagee wherein Tenant's right to peaceable possession of the Demised Premises during the Lease Term shall not be disturbed if Tenant pays the Rent and performs all of Tenant's obligations under this Lease and is not otherwise in default, in which case Tenant shall attorn to the transferee of or successor to Landlord's interest in the Demised Premises and recognize the transferee or successor as Landlord under this Lease. If any ground lessor, beneficiary or mortgagee elects to have this Lease superior to the lien of its ground lease, deed of trust or mortgage and gives Tenant written notice thereof, this Lease shall be deemed superior to the ground lease, deed of trust or mortgage whether this Lease is dated prior or subsequent to the date of the ground lease, deed of trust or mortgage or the date of recording thereof. Tenant's rights under this Lease, unless specifically modified at the time this Lease is executed, are subordinated to any existing ground lease, deed of trust or mortgage encumbering the Demised Premises.

13.02. Signing of Documents. Tenant shall sign and deliver any instruments or documents necessary or appropriate to evidence any attornment or subordination or any agreement to attorn or subordinate. If Tenant fails to do so within ten (10) days after written request, Tenant hereby makes, constitutes and irrevocably appoints Landlord, or any transferee or successor of Landlord, the attorney-in-fact of Tenant to execute and deliver the attornment or subordination document or agreement.

13.03. Estoppel Certificates.

A. Upon Landlord's written request, Tenant shall execute and deliver to Landlord a written statement certifying: (1) whether Tenant is an assignee or subtenant; (2) the expiration date of the Lease; (3) the number of renewal options under the lease and the total period of time covered by the renewal option(s); (4) that none of the terms or provisions of the Lease have been changed since the original execution of the Lease, except as shown on attached amendments or modifications; (5) that no default by Landlord exists under the terms of the Lease (or if Landlord is claimed to be in default, stating why); (6) that the Tenant has no claim against the Landlord under the Lease and has no defense or right of offset against collection of rent or other charges accruing under the Lease; (7) the amount and date of the last payment of Rent; (8) the amount of any security deposits and other deposits, if any; and (9) the identity and address of any guarantor of the lease. Tenant shall deliver the statement to Landlord within ten (10) days after Landlord's request. Landlord may forward any such statement to any prospective purchaser or lender of the Demised Premises. The purchaser or lender may rely conclusively upon the statement as true and correct.

B. If Tenant does not deliver the written statement to Landlord within the ten (10) day period, Landlord, and any prospective purchaser or lender, may conclusively presume and rely upon the following facts: (1) that the terms and provisions of this Lease have not been changed except as otherwise represented by Landlord; (2) that this Lease has not been canceled or terminated except as otherwise represented by Landlord; (3) that not more than one monthly installment of Base Rent and other charges have been paid in advance, other than the Prepaid Rent described in Section 3.04; (4) there are no claims against Landlord nor any defenses or rights of offset against collection of Rent or other charges; and (5) that Landlord is not in default under this Lease. In such event, Tenant shall be estoppeled from denying the truth of the presumed facts.

13.04. Tenant's Financial Condition. Within ten (10) days after written request from Landlord, Tenant shall deliver to Landlord financial statements as are reasonably required by Landlord to verify the net worth of Tenant, or

any assignee, subtenant, or guarantor of Tenant. In addition, Tenant shall deliver to any lender designated by Landlord any financial statements required by the lender to facilitate the financing or refinancing of the Demised Premises. Tenant represents and warrants to Landlord that each financial statement is a true, complete, and accurate statement as of the date of the statement. All financial statements shall be confidential and shall be used only for the purposes set forth in this Lease.

ARTICLE FOURTEEN: ENVIRONMENTAL REPRESENTATIONS AND INDEMNITY

14.01. Tenant's Compliance with Environmental Laws. Tenant, at Tenant's expense, shall comply with all laws, rules, orders, ordinances, directions, regulations and requirements of Federal, State, county and municipal authorities pertaining to Tenant's use of the Property and with the recorded covenants, conditions and restrictions, regardless of when they become effective, including, without limitation, all applicable Federal, State and local laws, regulations or ordinances pertaining to air and water quality, Hazardous Materials (as defined in Section 14.05), waste disposal, air emissions and other environmental matters, all zoning and other land use matters, and with any direction of any public officer or officers, pursuant to law, which impose any duty upon Landlord or Tenant with respect to the use or occupancy of the Property (the "Environmental Laws").

14.02. Tenant's Indemnification. Tenant hereby agrees that (i) no activity will be conducted on the Property or Demised Premises that will produce any Hazardous Materials, except for such activities that are part of the ordinary course of Tenant's business activities (the "Permitted Activities"), provided said Permitted Activities are conducted in accordance with all Environmental Laws and have been approved in advance in writing by Landlord, such approval to not be unreasonably withheld, delayed or conditioned; Tenant shall obtain all required permits and pay all fees and provide any testing required by any governmental agency; (ii) the Property and Demised Premises will not be used in any manner for storage of any Hazardous Materials except for the temporary storage of such materials that are used in the ordinary course of Tenant's business (the "Permitted Materials"), provided such Permitted Materials are properly stored in a manner and location meeting all Environmental Laws and approved in advance in writing by Landlord, such approval to not be unreasonably withheld, delayed or conditioned; Tenant shall obtain any required permits and pay any fees and provide any testing required by any governmental agency; (iii) no portion of the Property or Demised Premises will be used as a landfill or a dump; (iv) Tenant will not install any underground tanks of any type; (v) Tenant will not allow any surface or subsurface conditions to exist or come into existence that constitute, or with the passage of time may constitute a public or private nuisance; (vi) Tenant will not permit any Hazardous Materials to be brought onto the Property or Demised Premises, except for the Permitted Materials, and if so brought or found located thereon, the same must be immediately removed, with proper disposal, and all required clean-up procedures must be diligently undertaken pursuant to all Environmental Laws. Landlord hereby approves the Permitted Materials listed in Addendum H of this Lease, as such listed Permitted Materials may be amended from time to time during the Lease Term by providing Landlord prior written notice in accordance with the terms of this Article 14. If Tenant breaches the obligations stated in the preceding Section or sentence, or if the presence of Hazardous Materials on the Property caused or permitted by Tenant results in contamination of the Property or any other property, or if contamination of the Property or any other property by Hazardous Materials otherwise occurs for which Tenant is legally liable to Landlord for damage resulting therefrom, then Tenant shall indemnify, defend and hold Landlord harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including, without limitation, diminution in value of the Property, damages for the loss or restriction on use of rentable or unusable space or of any amenity or appurtenance of the Property, damages arising from any adverse impact on marketing of building space or land area, sums paid in settlement of claims, reasonable attorneys' fees, court costs, consultant fees and expert fees) which arise during or after the Lease Term as a result of the contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any clean-up, remedial work, removal or restoration work required by any Federal, State or local government agency because of Hazardous Materials present in the soil or ground water on or under the Property. Without limiting the foregoing, if the presence of any Hazardous Materials on the Property (or any other property) caused or permitted by Tenant results in any contamination of the Property, Tenant shall promptly take all actions at Tenant's sole expense as are necessary to return the Property to the condition existing prior to the introduction of any such Hazardous Materials, provided that Landlord's approval of such actions is first obtained. The foregoing indemnity shall survive the expiration or termination of this Lease.

14.03. Landlord's Representations and Warranties. Landlord represents and warrants, to the best of Landlord's actual knowledge, that: (i) any handling, transportation, storage, treatment or usage of Hazardous Materials that has occurred on the Property to date has been in compliance with all applicable Federal, State, and local laws, regulations and ordinances; and (ii) no leak, spill, release, discharge, emission or disposal of Hazardous Materials has occurred on the Property to date and that the soil or groundwater on or under the Property is free of Hazardous Materials as of the Commencement Date, unless expressly disclosed by Landlord to Tenant in writing.

14.04. Landlord's Indemnification. Landlord hereby indemnifies, defends and holds Tenant harmless from any claims, judgments, damages, penalties, fines, costs, liabilities, (including sums paid in settlements of claims) or loss, including, without limitation, attorneys' fees, court costs, consultant fees, and expert fees, which arise during or after

the term of this Lease from or in connection with the presence or suspected presence of Hazardous Materials in the soil or groundwater on or under the Property, unless the Hazardous Material is released by Tenant or is present solely as a result of the negligence or willful conduct of Tenant. Without limiting the generality of the foregoing, the indemnification provided by this Section 14.04 shall specifically cover costs incurred in connection with any investigation of site conditions or any clean-up, remedial work, removal or restoration work required by any Federal, State or local governmental authority.

14.05. Definition. For purposes of this Lease, the term "Hazardous Materials" means any one or more pollutant, toxic substance, hazardous waste, hazardous material, hazardous substance, solvent or oil as defined in or pursuant to the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Federal Clean Water Act, as amended, or any other Federal, State or local environmental law, regulation, ordinance, or rule, whether existing as of the date of this Lease or subsequently enacted.

14.06. Survival. The representations and indemnities contained in this Article 14 shall survive the expiration or termination of this Lease.

ARTICLE FIFTEEN: PROFESSIONAL SERVICE FEES **Intentionally Deleted**

ARTICLE SIXTEEN: MISCELLANEOUS

16.01. Disclosure. Landlord and Tenant understand that a real estate broker is qualified to advise on matters concerning real estate and is not an expert in matters of law, tax, financing, surveying, hazardous materials, engineering, construction, safety, zoning, land planning, architecture or the ADA. The Brokers hereby advise Tenant to seek expert assistance on such matters. Brokers do not investigate a property's compliance with building codes, governmental ordinances, statutes and laws that relate to the use or condition of a property and its construction, or that relate to its acquisition. If Brokers provide names of consultants or sources for advice or assistance, Tenant acknowledges that the Brokers do not warrant the services of the advisors or their products and cannot warrant the suitability of property to be acquired or leased. Furthermore, the Brokers do not warrant that the Landlord will disclose any or all property defects, although the Brokers will disclose to Tenant any actual knowledge possessed by Brokers regarding defects of the Demised Premises and the Property. In this regard, Tenant agrees to make all necessary and appropriate inquiries and to use diligence in investigating the Demised Premises and the Property before consummating this Lease. Landlord and Tenant hereby agree to indemnify, defend, and hold the Brokers harmless of and from any and all liabilities, claims, debts, damages, costs, or expenses, including but not limited to reasonable attorneys' fees and court costs, related to or arising out of or in any way connected to representations concerning matters properly the subject of advice by experts. In addition, to the extent permitted by applicable law, the Brokers' liability for errors or omissions, negligence, or otherwise, is limited to the return of the Fee, if any, paid to the Brokers pursuant to this Lease.

16.02. Force Majeure. If performance by Landlord of any term, condition or covenant in this Lease is delayed or prevented by any Act of God, strike, lockout, shortage of material or labor, restriction by any governmental authority, civil riot, flood, or any other cause not within the control of Landlord, the period for performance of the term, condition or covenant shall be extended for a period equal to the period Landlord is so delayed or prevented.

16.03. Interpretation. The captions of the Articles or Sections of this Lease are to assist the parties in reading this Lease and are not a part of the terms or provisions of this Lease. Tenant shall be responsible for the conduct, acts and omissions of Tenant's agents, employees, customers, contractors, invitees, agents, successors or others using the Demised Premises with Tenant's expressed or implied permission. Whenever required by the context of this Lease, the singular shall include the plural and the plural shall include the singular, and the masculine, feminine and neuter genders shall each include the other.

16.04. Waivers. All waivers to provisions of this Lease must be in writing and signed by the waiving party. Landlord's delay or failure to enforce any provisions of this Lease or its acceptance of late installments of Rent shall not be a waiver and shall not prevent Landlord from enforcing that provision or any other provision of this Lease in the future. No statement on a payment check from Tenant or in a letter accompanying a payment check shall be binding on Landlord. Landlord may, with or without notice to Tenant, negotiate, cash, or endorse the check without being bound to the conditions of any such statement.

16.05. Severability. A determination by a court of competent jurisdiction that any provision of this Lease is invalid or unenforceable shall not cancel or invalidate the remainder of that provision or this Lease, which shall remain in full force and effect.

16.06. Joint and Several Liability. All parties signing this Lease as Tenant shall be jointly and severally liable for all obligations of Tenant.

16.07. Amendments or Modifications. This Lease is the only agreement between the parties pertaining to the lease of the Demised Premises and no other agreements are effective unless made a part of this Lease. All amendments to this Lease must be in writing and signed by all parties. Any other attempted amendment shall be void.

16.08. Notices. All notices and other communications required or permitted under this Lease must be in writing and shall be deemed delivered, whether actually received or not, on the earlier of: (i) actual receipt if delivered in person or by messenger with evidence of delivery; or (ii) receipt of an electronic facsimile transmission ("Fax") with confirmation of delivery; or (iii) upon deposit in the United States Mail as required below. Notices may be transmitted by Fax to the Fax telephone numbers specified in Article One on the first page of this Lease, if any. Notices delivered by mail must be deposited in the U.S. Postal Service, first class postage prepaid, and properly addressed to the intended recipient as set forth in Article One. After possession of the Demised Premises by Tenant, Tenant's address for notice purposes will be the address of the Demised Premises unless Tenant notifies Landlord in writing of a different address to be used for that purpose. Any party may change its address for notice by delivering written notice of its new address to all other parties in the manner set forth above. Copies of all notices should also be delivered to the Principal Broker, but failure to notify the Principal Broker will not cause an otherwise properly delivered notice to be ineffective.

16.09. Attorneys' Fees. If on account of any breach or default by any party to this Lease in its obligations to any other party to this Lease (including but not limited to the Principal Broker), it becomes necessary for a party to employ an attorney to enforce or defend any of its rights or remedies under this Lease, the non-prevailing party agrees to pay the prevailing party its reasonable attorneys' fees and court costs, if any, whether or not suit is instituted in connection with the enforcement or defense.

16.10. Venue. All obligations under this Lease shall be performed and payable in the county in which the Property is located. The laws of the State of Texas shall govern this Lease.

16.11. Survival. All obligations of any party to this Lease which are not fulfilled at the expiration or the termination of this Lease shall survive such expiration or termination as continuing obligations of the party.

16.12. Binding Effect. This Lease shall inure to the benefit of, and be binding upon, each of the parties to this Lease and their respective heirs, representatives, successors and assigns. However, Landlord shall not have any obligation to Tenant's successors or assigns unless the rights or interests of the successors or assigns are acquired in accordance with the terms of this Lease.

16.13. Consult an Attorney. This Lease is an enforceable, legally binding agreement. Read it carefully. The Brokers involved in the negotiation of this Lease cannot give you legal advice. The parties to this Lease acknowledge that they have been advised by the Brokers to have this Lease reviewed by competent legal counsel of their choice before signing this Lease. By executing this Lease, Landlord and Tenant each agree to the provisions, terms, covenants and conditions contained in this Lease.

16.14. Offer. The execution of this Lease by the first party to do so constitutes an offer to lease the Demised Premises. Unless within the number of days stated in Section 1.14 above after the date of its execution by the first party to do so, this Lease is signed by the other party and a fully executed copy is delivered to the first party, such offer to lease shall be automatically withdrawn and terminated.

ARTICLE SEVENTEEN: ADDITIONAL PROVISIONS

17.01. Monthly Rent Schedule:

	Base Rent	Reimbursement	Total Payment
Commencement Date through Month 6	$11,333.33	$4,000.00	$91,999.98 Prepaid *
Month 7 through Month 12	$0.00	$0.00	$0.00
Month 13 through Month 66	$11,333.33	$4,000.00	$15,333.33

(* Please reference Section 3.02 of this Lease)

17.02. Landlord's Consent to Tenant's Exterior Alterations and Antenna.
Landlord hereby grants Tenant the right to install, at Tenant's expense, an antenna on the east exterior wall of the Building, provided (i) the installation and use of such antenna does not interfere with the use and occupancy of other tenants in the Building, (ii) such installation does not effect the structure of the Building, and (iii) such installation does not violate any local building codes, deed restrictions or other governmental regulations. Landlord also grants Tenant, at Tenant's expense, the right to remove from the east exterior of the Building any metal structures and surfaces including, but not limited to metal stairs, metal posts, metal security lighting or other metal objects that will interfere with the electronic testing of Tenant's equipment. Upon the expiration of this Lease, Tenant shall (i) remove

its antenna and/or other equipment affixed to the exterior of the Building, (ii) replace such metal items removed by Tenant, and (iii) restore the exterior of the Building to its original condition existing as of the Commencement Date of this Lease.

LANDLORD ACKNOWLEDGES AND AGREES THAT TENANT'S ENTERING INTO THIS LEASE IS CONTINGENT UPON TENANT'S ABILITY TO OBTAIN WITHIN FORTH-FIVE (45) DAYS FROM THE EXECUTION AND DELIVERY OF THIS LEASE, THE REQUIRED PERMIT(S) FROM THE APPROPRIATE GOVERNING AUTHORITY NECESSARY FOR TENANT TO INSTALL ITS ANTENNA AND COMMUNICATION EQUIPMENT DESCRIBED ABOVE. IN THE EVENT TENANT IS UNABLE TO OBTAIN SUCH PERMIT(S) WITHIN SAID FORTY-FIVE (45) DAY PERIOD, TENANT SHALL HAVE THE RIGHT AND OPTION TO TERMINATE THIS LEASE BY PROVIDING LANDLORD WRITTEN NOTICE THEREOF WITHIN FIVE (5) DAYS FOLLOWING THE FORTY-FIVE DAY PERIOD, WHEREUPON, LANDLORD SHALL PROMPTLY RETURN TO TENANT ANY PREPAID RENT OR OTHER PAYMENTS RECEIVED BY LANDLORD FROM TENANT.

17.03. Lease Termination Option.
Tenant, at Tenant's option, shall have the right and option to terminate this Lease effective August 31, 2008 by providing Landlord written notice on or before March 1, 2008. In the event Tenant elects to terminate this Lease as herein provided, Tenant shall pay to Landlord the sum of $91,999.98. Such payment shall be made within thirty (30) days of Landlord's receipt of Tenant's written termination notice.

LANDLORD:
The Tom M. Lacey Family Limited Partnership

By: ______________________
Name: Tom M. Lacey
Title: President
Date of Execution: 01-31-05

PRINCIPAL BROKER:
Mark V Commercial, Inc.

By: ______________________
Name: Michael E. McCartan
Title: Partner

TENANT:
Applied Signal Technology, Inc.

By: ______________________
Name: Gary L. Yancey
Title: President / CEO
Date of Execution: 26 Jan, 2005

COOPERATING BROKER:
Swearingen Realty Group, LLC

By: ______________________
Name: Chris G. Teesdale
Title: Senior Vice President

ADDENDUM A TO LEASE
EXPENSE REIMBURSEMENT

Demised Premises/Address: 601 Century Parkway, Suite 300, Allen, Texas 75013 in Collin County, Texas

[Check all boxes which apply. Boxes not checked do not apply to this Lease.]

A. Expense Reimbursement. Tenant shall pay the Landlord as additional Rent a portion of the following expenses (collectively the "Reimbursement") which are incurred by or assessed against the Demised Premises ***[check all that are to apply]***:

☒ Ad Valorem Taxes;
☒ Insurance Premiums;
☒ Common Area Maintenance (CAM) Expenses;
☐ Operating Expenses;
☐ Roof and Structural Maintenance Expenses;

B. Expense Reimbursement Limitations. The amount of Tenant's Reimbursement shall be determined by one of the following methods as described in Section 4 below ***[check only one]***:

☐ Base Year/Expense Stop Adjustment;
☒ Pro Rata Adjustment;
☐ Fixed Amount Adjustment;
☐ Net Lease Provisions.

C. Expense Reimbursement Payments. Tenant agrees to pay monthly on the same day that the Base Rent is due an estimated portion of the projected future Reimbursement amount. Landlord's estimate of the initial monthly Reimbursement amount is $4,000.00. Landlord may, at Landlord's option and to the extent allowed by applicable law, impose a Late Charge on any Reimbursement payments which are not actually received by Landlord on or before the due date, in the amount and manner set forth in Section 3.03 of this Lease. Any Reimbursement relating to partial calendar years shall be prorated accordingly. Tenant's Pro Rata Share of such Reimbursements shall be based on the square footage of usable area contained in the Demised Premises in proportion to the square footage of usable building area of the Property. Tenant may audit or examine those items of expense in Landlord's records which relate to Tenant's obligations under this Lease. Landlord shall promptly refund to Tenant any overpayment which is established by an audit or examination. If the audit or examination reveals an error of more than five percent (5%) over the figures billed to Tenant, Landlord shall pay the reasonable cost of the audit or examination. Notwithstanding anything contained herein to the contrary, Tenant shall not be obligated to pay Landlord any expense Reimbursement incurred through the earlier of (i) August 31, 2005, or (ii) the Commencement Date as described in Section 1.05.

D. Definitions.

1. **Ad Valorem Taxes.** All general real estate taxes, general and special assessments, parking surcharges, rent taxes, and other similar governmental charges levied against the Property for each calendar year.

2. **Insurance Premiums.** All Landlord's insurance premiums attributable to the Property, including but not limited to insurance for fire, casualty, general liability, property damage, medical expenses, and extended coverage, and loss of rents coverage for six months' Rent.

3. **Common Area Maintenance Expenses.** Common area maintenance expenses ("CAM") means all reasonable costs of maintenance, inspection and repairs of the common areas of the Property, including but not limited to those costs for security, lighting, painting, cleaning, decorations and fixtures, utilities, ice and snow removal, trash disposal, project signs, minor roof defects, pest control, property owners' association dues, wages and salary costs custom of maintenance personnel, and other necessary expenses benefiting all the Property which may be incurred by Landlord, in its discretion, including sales taxes. Tenant's obligation to reimburse Landlord for such CAM expenses shall be limited to increases of not more than five percent (5%) over the preceding year. The "common area" is defined as that part of the Property intended for the collective use of all tenants including, but not limited to, the parking areas, driveways, loading areas, landscaping, gutters and downspouts, plumbing, electrical systems, roof exterior walls, sidewalks, malls, promenades (enclosed or otherwise), meeting rooms, doors, windows, corridors and public rest rooms. CAM does not include depreciation on Landlord's original investment, cost of tenant improvements, real estate brokers' fees, Landlord's management office and overhead expenses, or interest or depreciation on capital investments.

4. **Operating Expenses.** All costs of ownership, building management, maintenance, repairs and operation of the Property, including but not limited to taxes, insurance, CAM, reasonable management fees, wages and

salary costs of building management personnel, overhead and operational costs of a management office, janitorial, utilities, and professional services such as accounting and legal fees. Operating Expenses do not include the capital cost of management office equipment and furnishings, depreciation on Landlord's original investment, roof and structural maintenance, the cost of tenant improvements, real estate brokers' fees, advertising, or interest or depreciation on capital investments.

5. **Roof and Structural Maintenance Expenses.** All costs of maintenance, repair and replacement of the roof, roof deck, flashings, skylights, foundation, floor slabs, structural components and the structural soundness of the building in general.

6. **Base Year/Expense Stop Adjustment.** Tenant shall pay to Landlord as additional rent Tenant's Pro Rata Share of increases in Landlord's Ad Valorem Taxes, Insurance Premiums, CAM Expenses, Operating Expenses, and/or Roof and Structural Maintenance Expenses, whichever are applicable, for the Property for any calendar year during the Lease Term or during any Extension of this Lease, over ***[check only one]:***

   ☐ a. Such amounts paid by Landlord for the **Base Year**_____, or
   ☐ b. $_____ per square foot of floor area (as set forth in Section 1.04.C) per year.

7. **Pro Rata Adjustment.** Tenant shall pay to Landlord as additional Rent Tenant's Pro Rata Share of the total amount of Landlord's Ad Valorem Taxes, Insurance Premiums, CAM, Operating Expenses, and/or Roof and Structural Maintenance Expenses, whichever are applicable, for every calendar year during the Lease Term and during any extension of this Lease.

8. **Fixed Amount Adjustment.** Tenant shall pay to Landlord as additional Rent the following monthly amounts as Tenant's Reimbursement to Landlord for the applicable expenses which are incurred by or assessed against the Property.

Ad Valorem Taxes	$_____ per month.
Insurance Premiums	$_____ per month.
CAM Expenses	$_____ per month.
Operating Expenses	$_____ per month.
Roof and Structural Maintenance Expenses	$_____ per month.

9. **Net Lease Provisions.** Notwithstanding anything contained in this Lease to the contrary in Article Seven or otherwise, Tenant shall be responsible for paying Tenant's Pro Rata Share of all costs of ownership, maintenance, repairs, replacements, and operation of the Demised Premises and the Property, including but not limited to all costs of Ad Valorem Taxes, Insurance Premiums, Common Area Maintenance Expenses, Operating Expenses, and Roof and Structural Maintenance Expenses.

E. ☒ **Gross-Up Provisions.** ***[Check this only if applicable.]*** If the Property is a multi-tenant building and is not fully occupied during any portion of the Lease Term, for purposes of Reimbursement, Landlord shall evenly allocate the Ad Valorem Taxes, Insurance Premiums and Common Area Maintenance Expenses over the total square footage of the Building, and Tenant shall pay only Tenant's Pro Rata Share of such Reimbursement.

ADDENDUM B TO LEASE

RENEWAL OPTIONS

Demised Premises/Address: 601 Century Parkway, Suite 300, Allen, Texas 75013 in Collin County, Texas

Option to Extend Term. Landlord grants to Tenant one option (the "Option") to extend the Lease Term for an additional term of sixty months (the "Extension"), on the same terms, conditions and covenants set forth in this Lease, except as provided below. Each Option may be exercised only by written notice delivered to the Landlord no later than nine (9) calendar months before, the expiration of the Lease Term or the preceding Extension of the Lease Term, whichever is applicable. If Tenant fails to deliver Landlord written notice of the exercise of an Option within the prescribed time period, such Option and any succeeding Options shall lapse, and there shall be no further right to extend the Lease Term. Each Option may only be exercised by Tenant on the express condition that, at the time of the exercise, Tenant is not in default under any of the provisions of this Lease. The foregoing Options are personal to Tenant and may not be exercised by an assignee or subtenant without Landlord's written consent.

Calculation of Rent. The Base Rent during the Extension(s) shall be determined by the "Fair Market Rental" value as follows:

a. The "Fair Market Rental" of the Demised Premises means the price that a ready and willing tenant would pay as of the commencement of the Extension as monthly rent to a ready and willing landlord of demised premises comparable to the Demised Premises if the property were exposed for lease on the open market for a reasonable period of time, and taking into account the term of the Extension, the amount of improvements made by Tenant at its expense, the creditworthiness of the Tenant, and all of the purposes for which the property may be used and not just the use proposed to be made of the Demised Premises by Tenant. Upon proper written notice by Tenant to Landlord of Tenant's election to exercise the renewal Option, Landlord shall within fifteen (15) days thereafter notify Tenant in writing of Landlord's proposed Fair Market Rental amount and Tenant shall thereupon notify Landlord of Tenant's acceptance or rejection of Landlord's proposed amount. Failure of Tenant to reject Landlord's Fair Market Rental amount within fifteen (15) days after receipt of Landlord's notice shall be deemed Tenant's acceptance of Landlord's proposed Fair Market Rental amount.

b. If Landlord and Tenant have not been able to agree on the Fair Market Rental amount prior to the date the option is required to be exercised, the Base Rent for the Extension shall be determined as follows: Within thirty (30) days following the exercise of the option, Landlord and Tenant shall endeavor in good faith to agree upon a single Appraiser (defined below). If Landlord and Tenant are unable to agree upon a single Appraiser within the thirty-day period, each shall then appoint one Appraiser by written notice to the other, given within ten (10) days after the thirty-day period. Within ten (10) days after the two Appraisers are appointed, the two Appraisers shall appoint a third Appraiser. If either Landlord or Tenant fails to appoint its Appraiser within the prescribed time period the single Appraiser appointed shall determine the Fair Market Rental amount of the Demised Premises. Each party shall bear the cost of the appraiser appointed by it and the parties shall share equally the cost of the third Appraiser. The term "Appraiser" means a State Certified Real Estate Appraiser licensed by the State of Texas to value commercial property.

c. The Fair Market Rental Value of the Demised Premises shall be the average of two of the three appraisals which are closest in amount, and the third appraisal shall be disregarded. If the Fair Market Rental is not determined prior to the commencement of the Extension, then Tenant shall continue to pay to Landlord the Rent applicable to the Demised Premises immediately prior to the Extension until the Fair Market Rental amount is determined, and when it is determined, Tenant shall pay to Landlord within ten (10) days after receipt of such notice the difference between the Rent actually paid by Tenant to Landlord and the new Rent determined under this Lease.

ADDENDUM F TO LEASE

CONSTRUCTION OF IMPROVEMENTS

Demised Premises/Address: 601 Century Parkway, Suite 300, Allen, Texas 75013 in Collin County, Texas

A. Construction of Improvements.

1. Landlord hereby grants to Tenant the right to construct, at Tenant's expense, interior finishes and other improvements (the "initial Tenant Improvements") within and upon the Demised Premises in accordance with detailed Plans and Specifications to be promptly prepared by Tenant and delivered to Landlord. Any propriety vendors or structural or engineering requirements of Landlord shall be identified by Landlord and given in writing to Tenant within five (5) days after the full execution of this Lease. Landlord shall within five (5) business days after receipt of Tenant's Plans and Specifications, notify Tenant in writing of Landlord's approval or its recommended changes to such Plans and Specifications. Landlord's failure to notify Tenant within the five-day period shall be deemed Landlord's acceptance of Tenant's Plans and Specifications as proposed. Upon written approval by Landlord, or by Landlord's acceptance of the Plans and Specifications deemed by its failure to give Tenant timely notice, one set each of the approved Plans and Specifications signed by Landlord and Tenant (or by Tenant only as the case may be) shall be delivered to both parties. Changes to the Plans and Specifications may be made only by written addenda signed by both parties. In the event Landlord and Tenant are unable to reach mutual agreement within ten (10) days after Landlord's receipt of Tenant's initial proposed Plans and Specifications, then Tenant, at Tenant's option, may within five (5) days after the expiration of said thirty-day period (i) accept Landlord's revisions or (ii) terminate this Lease whereupon Landlord shall return to Tenant any prepaid Rent or other payments received by Landlord from Tenant.

2. Upon approval of the Plans and Specifications, Tenant shall promptly begin construction and pursue the construction to its completion with reasonable diligence and in a good and workmanlike manner. Tenant, in Tenant's discretion, may elect to construct all or a portion of the initial Tenant Improvements; provided (i) Tenant promptly notifies Landlord in writing of its election to construct only a portion of the initial Tenant Improvements and provides Landlord with a revised set of Plans and Specifications, (ii) does not make any material changes to the approved Plans and Specifications without Landlord's prior written approval, such approval to not be unreasonably withheld or delayed, and (iii) Tenant completes with reasonable diligence such portion of the initial Tenant Improvements to substantial completion.

B. Completion Date.

1. It is estimated by Tenant that the initial Tenant Improvements will be completed on or before August 31, 2005, unless extended as provided pursuant to Section 16.02 of the Lease. In the event the event Tenant has not completed the initial Tenant Improvements by August 31, 2005, unless extended pursuant to Section 16.02, Tenant's payment of Rent pursuant to Section 17.01 shall commence on September 1, 2005 and continue in accordance with the terms of this Lease.

2. Tenant shall notify Landlord in writing upon substantial completion of the initial Tenant Improvements and Landlord shall then promptly inspect the Building and other improvements. If Landlord reasonably determines that the improvements have not been completed in accordance with the Plans and Specifications, Landlord may deliver a written objection to Tenant specifying the deficiencies. If Landlord does not, within five (5) days after Tenant's notice of completion, deliver to Tenant either a written objection or a written Letter of Acceptance of the initial Tenant Improvements, then Landlord shall be deemed to have approved the improvements as constructed.

3. Completion, as used in this Addendum, means substantial completion. Substantial completion will be deemed to have occurred when (i) Tenant obtains a Certificate of Occupancy issued by the local municipal authorities whose jurisdiction includes the Demised Premises, and (ii) the construction is sufficiently complete in accordance with the Plans and Specifications so that the Tenant is able to occupy or utilize the Demised Premises for its intended use, except for minor "punch list" items remaining to be completed.

ADDENDUM H TO LEASE

"PERMITTED MATERIALS"
(See Article 14 of the Lease)

Demised Premises/Address: 601 Century Parkway, Suite 300, Allen, Texas 75013 in Collin County, Texas

Landlord hereby approves Tenant's use and storage of the following "Permitted Materials" in accordance with the terms and conditions of Article 14 of the Lease:

1. ______________________________

2. ______________________________

3. ______________________________

4. ______________________________

5. ______________________________

6. ______________________________

7. ______________________________

8. ______________________________

9. ______________________________

10. ______________________________

Tenant shall attach the Material Safety Data Sheets ("MSDS") on each Permitted Material referenced above as part of this Addendum H.